                                                                  EXHIBIT (8)(b)

[LOGO] American General
       Life Companies

                               November ___, 2010

Delaware VIP Trust
One Commerce Square
2005 Market Street
Philadelphia, PA 19103

Re:      (1)      Agreement dated June 29, 1988 between American International
                  Life Assurance Company of New York ("AI Life"), AIG Life
                  Insurance Company ("AIG Life") and Delaware Management
                  Company, Inc. ("Participation Agreement")

         (2) Rule 22c-2 Agreement dated April 16, 2007 between Delaware Service Company, Inc., AI Life and AIG Life ("Rule 22c-2 Agreement") (the Participation Agreement and Rule 22c-2 Agreement are collectively referred to hereinafter as the "Agreements")

Dear Fund Partner:

         As you may already be aware, AI Life will be merging with and into The United States Life Insurance Company in the City of New York ("USL"), the surviving company, effective December 31, 2010 (hereinafter referred to as the "Merger").

         Your fund trust company may have agreements with AI Life pursuant to which the trust acted as an investment vehicle for separate accounts established by AI Life for variable life insurance policies and variable annuity contracts (the "Contracts").

         As a result of the Merger, if AI Life was a party to the Agreements, then all rights, duties and obligations arising under the Agreements would be effectively assigned to USL which company will assume the rights, duties and obligations of AI Life thereunder.

         Pursuant to Section VII(D) of the Participation Agreement, AI Life hereby requests your consent to the assignment of its rights, duties and obligations under such agreement to USL. AI Life also requests your consent to the assignment of the rights, duties and obligations of AI Life under the Rule 22c-2 Agreement to USL. Please indicate your consent to these assignments by signing below. The consent to the assignments will be effective December 31, 2010.

         AIG Life is a party to the Agreements, however, its rights, duties and obligations under the Agreements are unaffected by the Merger. Effective December 8, 2009, AIG Life changed its name to American General Life Insurance Company of Delaware.

         To the extent that provisions of the Agreements and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

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         If you have any questions regarding this matter, please contact
___________ at ________ or ___________ at _____________.

AMERICAN INTERNATIONAL LIFE
ASSURANCE COMPANY OF NEW YORK


                                        ATTEST:

By:                                     By:
   -----------------------------           ----------------------------

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK


                                        ATTEST:

By:                                     By:
   -----------------------------           ----------------------------

AMERICAN GENERAL LIFE INSURANCE
COMPANY OF DELAWARE (formerly AIG Life Insurance Company)


                                        ATTEST:

By:                                     By:
   -----------------------------           ----------------------------

Consented to, Acknowledged and Agreed:

DELAWARE SERVICE COMPANY, INC.


By:
   -----------------------------
   Name:
   Title:

DELAWARE MANAGEMENT COMPANY, INC.


By:
   -----------------------------
   Name:
   Title:

DELAWARE VIP TRUST


By:
   -----------------------------
   Name:
   Title:

                      AMERICAN GENERAL LIFE COMPANIES, LLC
                 2929 Allen Parkway, A30-25 . Houston, TX 77019